Exhibit 99.1

Virco Reports Financial Results for First Quarter of Fiscal 2019.

•Revenue down 3%
•Shipments plus Backlog up 16%
•Trends Suggest Continued Growth, Further Intensification of Seasonality

Torrance, California - June 8, 2018 - Virco Mfg. Corporation today announced results for its first fiscal quarter ended April 30, 2018.

Revenue for the first three months ended April 30, 2018 declined 3% from $23,235,000 to $22,569,000. The Company’s preferred early-season indicator of overall demand - actual YTD shipments through May plus the unshipped backlog - increased 13% compared to the prior year. Management believes this combined measurement taken one month after the quarter end is deep enough into the order entry cycle to be reflective of the year’s trajectory. Management has found it helpful for evaluating overall business activity in the highly seasonal market for school furniture. As always, investors are cautioned not to assume that these positive early trends will continue for the full year.

Due to the modest reduction in early-season shipments as well as advanced preparations for what management believes will be a further intensification of summer deliveries, the net loss for the first quarter increased to $3,572,000 from $2,211,000 last year. Due to a modest price increase during the first quarter, margins appear to have stabilized for orders received during the quarter. This price increase has offset most or all of the cost pressures that have been building over the past several quarters. In particular, the Company is experiencing higher costs for steel, transportation, and related delivery services.

With student enrollment in public schools growing annually only in the low single digits, the Company’s recent revenue growth exceeding this rate may be due to a combination of factors, including gains in market share; faster-than-average new school construction rates (and purchases of new furniture) in the West and South; attempts by school administrators to accelerate refurbishment of older schools and equipment; and/or a generally more favorable funding environment for public schools. Management also cautions that such growth may not continue should one or more of these factors prove unsustainable. Nonetheless, a new “steady-state” does appear to have been established following several years of declining demand for public school furniture that began with the Great Recession in 2008.

		Three Months Ended
		4/30/2018	4/30/2017
		(In thousands, except per share data)

Net sales		$22,569	$23,235
Cost of sales		14,884	14,808
Gross profit		7,685	8,427
Selling, general administrative & other expense		12,273	11,692
Operating loss		(4,588)	(3,265)
Interest expense, net		446	295
Loss before income taxes		(5,034)	(3,560)
Income tax benefits		(1,462)	(1,349)
Net loss		$(3,572)	$(2,211)

Dividend declared per share:
Cash		$0.015	$—

Net loss per common share - basic		$(0.23)	$(0.15)
Net loss per common share - diluted (a)		$(0.23)	$(0.15)

Weighted average shares outstanding - basic		15,317	15,128
Weighted average shares outstanding - diluted (a)		15,317	15,128

(a) Net loss per common share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2018	1/31/2018	4/30/2017
Current assets	$77,822	$55,713	$68,004
Non-current assets	61,685	60,910	61,750
Current liabilities	51,412	27,723	43,716
Non-current liabilities	32,831	30,188	28,409
Stockholders' equity	55,264	58,712	57,629

Commenting on these developments, Virco CEO and Chairman Robert A. Virtue said: “We’re seeing good early indicators this spring for continued growth above the underlying growth rate in student enrollment in U.S. public schools. While we can’t guarantee this will continue, we’re encouraged by the strength of the market and our possible gains in market share.”

President Doug Virtue elaborated: “While Virco is known primarily as a manufacturer and supplier of school furniture and equipment, we are actively exploring new markets and new channels of outreach and distribution to diversify the customers we can serve with our U.S. factories and employees. Speaking of employees, this spring we celebrated the anniversaries of Virco employees with more than five years of service. In all, we recognized 519 employees out of a total of 805. Of these, 316 - or almost 40% -- had more than twenty years of service. The collective knowledge and experience of these employees can’t be overstated. We are extremely fortunate to have such a dedicated team making and delivering furniture for American and International schools. We look forward to finding new markets where these skills and experience can support additional growth.”

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2018 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.